Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Riley Exploration Permian, Inc. for the year ended December 31, 2022, of our report dated February 27, 2023, with respect to estimates of reserves and future net revenue of Riley Exploration Permian, Inc., as of December 31, 2022, and to all references to our firm included in this Annual Report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
March 7, 2023